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EXHIBIT 3.1.7

                                                    ENDORSED - FILED
                                         In the office of the Secretary of State
                                              of the State of California
                                                     DEC 19 2003

                                                     KEVIN SHELLY
                                                  SECRETARY OF STATE


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                            ARTICLES OF INCORPORATION
                                       OF
                               PARR SUB TWO, INC.
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     A. NAME: The name of this Corporation is Parr Sub Two, Inc.

     B. PURPOSE: The purpose of this Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of A profession permitted to be incorporated by the California Corporations Code.

     C. INITIAL AGENT: The name of this Corporation's initial agent for service of process is:

                           GKL CORPORATE/SEARCH, INC.

     D. AUTHORIZED CAPITAL: This Corporation is authorized to issue only one class of shares, which may be designated "common" shares The total authorized number of such shares which may be issued is One Million (1,000,000).

     E. LIMITATION OF DIRECTORS' LIABILITY: The liability of the Directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California Law.

     F. EXPANDED INDEMNIFICATION: The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the Corporation and its stockholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.



                                             /s/ Kevin Lutz
                                             -----------------------------------
                                             KEVIN LUTZ, Incorporator



                                  [Seal of the Office of the Secretary of State]